FORM 5
[ ]Check box if no longer         U.S. SECURITIES AND EXCHANGE COMMISSION
subject to Section 16.                     Washington, D.C. 20549
Form 4 or Form 5 obligations
may continue.            ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ]Form 3 Holdings Reported
[x]Form 4 Transactions Reported

        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
          Section 17(a) of the Public Utility Holding Company Act of 1935 or
                Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person|2. Issuer Name and Ticker or Trading
Berrett        James              R.   |   Symbol
(Last)        (First)          (Middle)|
         1480 Gulfstar Drive           |   Standard Microsystems Corporation
              (Street)                 |   (SMSC)
                                       |-------------------------------------
 Naples             FL          34112  |3. IRS or Social Security Number of
(City)           (State)        (Zip)  |   Reporting Person (Voluntary)
                                       |
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4. Statement of Month/Year|5. If Amendment, Date of Original (Month/Year)
                          |
   02/99                  |04/07/99
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6. Relationship of Reporting Person|7. Individual or Joint/Group Filing
   to Issuer (Check all applicable)|
                                   |   x  Form filed by one Reporting Person
   x  Director            10% Owner|  ---
  ---                 ---          |      Form filed by more than one
      Officer (give       Other    |  --- Reporting Person
  --- title below)    --- (specify |
                          below)   |
                                   |
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Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned

1.Title of security    |2.Transaction     |3.Transaction |  4.Securities       |5.Amount of       |6.Ownership    |7.Nature of
                       |  Date            |  Code        |    Acquired (A)     |  Securities      |  Form:        |  Indirect
                       |  (Month/Day/Year)|              |    or Disposed      |  Beneficially    |  Direct (D)   |  Beneficial
                       |                  |              |    of (D)           |  Owned at End    |  Indirect (I) |  or Ownership
                       |                  |              |---------------------|  of Issuer's     |               |
                       |                  |              |       |(A)|         |  Fiscal Year     |               |
                       |                  |--------------|-------|or |---------|                  |               |
                       |                  |  Code        |Amount |(D)| Price   |                  |               |
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    Common stock       |  07/15/98        |  P           |7500   |A  |8.875    |7500              |D              |
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                       |                  |              |       |   |         |                  |               |
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                       |                  |              |       |   |         |                  |               |
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                       |                  |              |       |   |         |                  |               |
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                       |                  |              |       |   |         |                  |               |
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FORM  5 (Continued)         Table II-Derivative Securities Acquired, Disposed
                                  of, or Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)

1.Title of           |2.Conversion or    |3.Transaction |4.Transaction |5.Number of       |6.Date
  Derivative         |  Exercise Price   |  Date        |  Code        |  Derivative      |  Exercisable
  Security           |  of Derivative    |  (Month/     |              |  Securities      |  and Expiration
                     |  Security         |  Day/Year)   |              |  Acquired (A)    |  Date
                     |                   |              |              |  or Disposed     |
                     |                   |              |              |  of (D)          |------------------------
                     |                   |              |--------------|------------------|  Date       |Expiration
                     |                   |              |  Code        | (A)   |  (D)     |  Exercisable|Date
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                                                                       |       |

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7.Title and              |8.Price of     |9.Number of   |10.Ownership   |11.Nature
  Amount of              |  Derivative   |  Derivative  |   Form of     |   of
  Underlying             |  Security     |  Securities  |   Derivative  |   Indirect
  Securities             |               |  Beneficially|   Security:   |   Beneficial
                         |               |  Owned at End|   Direct (D)  |   Ownership
                         |               |  of Year     |   or          |
-------------------------|               |              |   Indirect (I)|
Title         |Number    |               |              |               |
              |of Shares |               |              |               |
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Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


         /s/ James R. Berrett                  August 5,  1999
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   **Signature of Reporting Person                  Date